EXHIBIT 11.1 STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                                                 Three       Six Months
                                            Months Ended  Ended June 30,
                                              June 30,
(in thousands)                               1997    1998  1997     1998
   Net income (basic)                            5,885   9,092   6,587 12,07
                                                                      4
   Interest expense on 7% Convertible Notes net
of tax effect                                   -     326       -   805
   Net income (diluted)                          5,885   9,418   6,587 12,87
                                                                      9

   Weighted average shares outstanding (basic)  17,021  18,805  17,012 16,99
                                                                      4
   Incremental shares related to stock        654     951     651   943
options
   Incremental shares related to 7%
Convertible Notes                               -   2,490       - 4,178
   Weighted average shares outstanding     17,675  22,246  17,663 22,11
(diluted)                                                             5